EXHIBIT 99.2

November 5th, 2020
GoPro, Inc. (NASDAQ: GPRO)
Management Commentary
Q3 2020 Earnings Call

Management Commentary
Christopher Clark
Vice President, Corporate Communications, GoPro, Inc.

Enclosed is GoPro’s Q3 2020 earnings report. Following this brief introduction is management commentary from GoPro CEO, Nicholas Woodman, and CFO and COO, Brian McGee. I'd like to remind everyone that this commentary may include forward-looking statements. Forward-looking statements and all other statements that are not historical facts are not guarantees of future performance and are subject to a number of risks and uncertainties which may cause actual results to differ materially. Additionally, any forward-looking statements made today are based on assumptions as of today, including but not limited to uncertainty related to the duration and impact of the COVID-19 pandemic. This means that results could change at any time and our commentary about business results and outlook is based on the information available as of today’s date. We do not undertake any obligation to update these statements as a result of new information or future events. Information concerning our risk factors is available in our most recent annual report on Form 10-K for the year ended December 31, 2019, which is on file with the Securities and Exchange Commission and in other reports that we may file from time to time with the SEC, including the Quarterly Report on Form 10-Q for the quarter ended September 30, 2020.

In the management commentary, we may discuss gross margin, operating expense, net profit and loss as well as basic and diluted net profit and loss per share in accordance with GAAP and, additionally, on a non-GAAP basis. We believe that non-GAAP information is useful because it can enhance the understanding of our ongoing economic performance. We use non-GAAP reporting internally to evaluate and manage our operations. We choose to provide this information to enable investors to perform comparisons of operating results in a manner similar to how we analyze our own operating results. A reconciliation of GAAP to non-GAAP operating expenses can be found in the press release that was issued this afternoon, and which is posted on our website.

In addition to the earnings press release, we have posted slides containing detailed financial data and metrics for the third quarter 2020. These slides, as well as a link to today’s live webcast and a replay of this conference call are posted on the GoPro investor relations website for your reference. All income statement-related numbers that are discussed in the management commentary, other than revenue, are non-GAAP, unless otherwise noted.

Nicholas Woodman
Founder, Chief Executive Officer and Chairman, GoPro, Inc.

Welcome to GoPro’s Q3 2020 earnings report in which Brian and I review GoPro’s recent performance and provide an update on our strategic shift to a more direct-to-consumer, subscription-focused business.

I’ll cut straight to it – thanks to consistent momentum throughout the quarter and a strong launch of HERO9 Black coupled with our GoPro subscription service, in Q3 GoPro generated non-GAAP EPS of $0.20, $100 million of operating cash flow, and we expect to be profitable for the full-year 2020.

Revenue in the third quarter was $281 million, up 109% sequentially. We ended the quarter with $147 million of cash on hand and expect cash to grow North of $200 million in Q4.

At the close of Q3, GoPro had 501,000 subscribers, a 35% increase sequentially, and we expect to exceed 700,000 subscribers by year-end.

Q3 was strong for GoPro from start to finish, culminating with the successful launch of our stunning new flagship, HERO9 Black. Despite pandemic-related challenges, our world class team launched HERO9 Black in spectacular fashion. HERO9 Black was destined for stardom with its 5K video resolution, 20-megapixel photo capabilities, significantly increased battery life, the world’s best in-camera stabilization now with in-camera horizon-leveling, a new front-facing display and the amazing capability of the new Max Lens Mod accessory. We’re also proud to have removed all plastic from HERO9 Black’s packaging as well as the packaging for our entire accessory line, and we are committed to doing so for all cameras in the future.

HERO9 Black has been celebrated globally by consumers and professional reviewers for its impressive performance gains and overall design improvements.

•“Finally, GoPro has broken through that glass ceiling with a new 23.6-megapixel sensor. This is a big deal.” – Engadget
•“As usual, the latest GoPro is packed with digital wizardry that makes this little camera produce pro-level video with ease.” – Gear Junkie
•“There’s never been a time when I felt more like treasuring the opportunities I do get in the great outdoors. And an action camera that doubles as a premium webcam is no one-trick pony.” – Fast Company (US)

During HERO9 Black’s launch, we debuted our strategy to make the GoPro subscription central to our business and customer experience. GoPro subscribers who purchase directly from GoPro.com enjoy far more value than non-subscribers, while generating improved margin and cash flow for our business.

GoPro.com achieved record-breaking net revenue of $81 million in the third quarter, exceeding our expectations. We also benefited from gains in website engagement and conversion, a result of our continued investment to improve our customers’ e-commerce experience.

Since launch, 85% of HERO9 Black unit sales on GoPro.com have been made by new annual subscribers who subscribe at the time of purchase, 10% have been made by existing GoPro subscribers, and 5% by non-GoPro subscribers. The 35% sequential surge in GoPro subscribers bodes well for ongoing growth, and we expect to achieve 1 million subscribers in Q2 of 2021, and to approach 2 million subscribers by the end of 2021. To put this in perspective, 2 million subscribers would represent $100 million of annual recurring revenue at an operating margin of 50%.

Estimated sell-through was up 11% year-over-year to 955,000 units, outperforming our expectations. Our channel partners continue to contribute meaningfully to sell-through even as we grow our direct-to-consumer business.

Additionally, we’re excited for a new GoPro app experience that we’re rolling out for GoPro users later this year and will extend to smartphone users in Q1 of 2021. This new app experience will be a powerful yet convenient subscription-based solution to a widespread problem that we believe GoPro is uniquely positioned to address.

In summary, our direct-to-consumer and subscription-centric approach is generating improved cash flow and margin while growing a subscription-based revenue stream that we expect will improve our customers’ lifetime value and have a positive impact on profitability in 2021.

And now Brian will provide commentary on our financials.

Brian McGee
Executive Vice President, Chief Financial Officer and Chief Operating Officer, GoPro, Inc.

My comments will discuss our performance for the third quarter, and our outlook for the fourth quarter of 2020 as well as commentary on 2021.

Revenue of $280.5 million in the third quarter of 2020, which grew 109% sequentially, reflected strong sales across all geographies and channels. GoPro subscribers grew 35% sequentially, to 501,000. Our operating income was 12% of revenue and we generated nearly $100 million in operating cash flow. Our performance culminated in GAAP and non-GAAP earnings per share of $0.02 and $0.20, respectively. We expect these positive trends to continue into the fourth quarter of 2020.

The following table shows the third quarter guidance provided during our second quarter earnings call on August 6th compared to our Q3 2020 results.

Quarterly Results and Prior Guidance

	Q3 2020 Results		Q3 2020 Guidance
Revenue	$281	M	$220 M - $250 M
Gopro.com revenue as a % of net revenue	29%		36% - 40%
Unit sell-through	955	K	900 K
Street ASP	$304		$300
Non-GAAP gross margin	36.2%		35% +/- 50 bps
Non-GAAP net income per share	$0.20		$0.01 - $0.07
Cash	$147	M	$130	M

Turning to the details of our third quarter financial performance, revenue was $280.5 million. Our GAAP and non-GAAP net income was $3.3 million and $31.0 million, respectively, representing a $54.3 million and $60.8 million sequential improvement, respectively. GAAP gross margin was 35.4% while non-GAAP gross margin was 36.2%, representing a 510 bps and 460 bps sequential improvement, respectively. Non-GAAP operating expenses were $68.1 million, representing a year-over-year reduction of 25%, primarily from lower employee related costs and advertising expenses.

Sales in the third quarter exceeded expectations on both GoPro.com and at retail, with sales from GoPro.com at an all-time high at $81.3 million, representing growth of 37% sequentially and 248% year-over-year. GoPro.com revenue includes all revenue generated from GoPro.com including subscription and accessory revenue. GoPro.com sales growth reflects our focus on our direct-to-consumer business and our ability to offer outsized value to consumers. GoPro.com represented 29% of total revenue, slightly lower than anticipated as a percentage of revenue due to better than expected retail sales in the third quarter led by strong demand of HERO8 Black and HERO9 Black cameras.

Turning to sales by geography, sales from the U.S. represented 50% of revenue in the third quarter, while EMEA and APAC represented 23% and 21% of revenue, respectively. Sales in EMEA and APAC rebounded in the third quarter as a result of channel inventory reductions in the second quarter.

We sold-in 923,000 units during the third quarter and we sold-through 955,000 units. And we estimate channel inventory declined by nearly 10% sequentially and 45% from the beginning of the year.

Cameras with suggested retail prices above $300 represented 83% of our revenue in the third quarter. The sales of our higher-end cameras and accessories along with the increase in subscribers resulted in a Street ASP of $304, an 11% year-over-year increase. Street ASP is defined as total reported revenue divided by camera units shipped.

Turning to the balance sheet, cash flow from operations was nearly $100 million in the third quarter; a record since becoming a public company in 2014. We ended the third quarter with $147 million in cash and cash equivalents, which included a $30 million repayment of our ABL borrowings. Days sales outstanding was 34, a 25% sequential improvement due to our more direct-to-consumer approach. The $67 million sequential increase in cash and cash equivalents in Q3 was primarily due to the following factors:

•Positive EBITDA of $39 million
•Working capital improvements of $66 million
•Repayment of ABL of $30 million

The following table shows our fourth quarter and full year 2020 guidance.

Fourth Quarter 2020 Guidance

	Q4 2020 Guidance	2020 Guidance
Revenue	$365 M +/- $10 M	$900 +/- $10M
Unit sell-through	1.3 M	3.7 M
Street ASP	$325	> $300
Non-GAAP gross margin	38.0% +/- 50 bps	36%
Non-GAAP net income per share	$0.37 +/- $0.05	$0.06 +/- $0.05

We expect sell-through in the fourth quarter to be approximately 1.3 million units, a 36% sequential increase. Our expectation is that sell-through for full year 2020 will be approximately 3.7 million cameras, at the midpoint of our prior guidance. We expect channel inventory to reduce further in the fourth quarter exiting the year with approximately 550,000 to 600,000 camera units in the channel, or approximately 12 weeks of inventory.

We expect camera mix to favor our higher-end camera offerings, thereby increasing ASPs for the remainder of 2020. Specifically, we expect fourth quarter ASP to be approximately $325, up 7% sequentially and a 14% increase over the fourth quarter of 2019. In addition, we expect ASP's to continue to trend upward in 2021 over 2020 as revenue increases on gopro.com.

As Nick noted above, we expect to continue to grow our GoPro subscriber base in 2020, exiting the year with more than 700,000 subscribers, or growth of more than 125% year-over-year. And, we expect to achieve 1 million subscribers in Q2 of 2021 and to approach 2 million subscribers by the end of 2021. As we begin to contemplate the impact of this expansion on our model, 2 million subscribers would represent $100 million of annual recurring revenue at an operating margin of more than 50% as we look ahead to 2022.

We continue to target gross margins in our long-term operating model to be in the 38% to 40% range as a result of new products at higher price points and a higher proportion of revenue and mix generated from gopro.com. For Q4, we believe gross margin will cross into this threshold, in-line with our previous guidance. We continue to believe we can expand gross margin into 2021 over 2020.

We expect 2020 operating expenses to be approximately $300 million to $305 million for the year, with fourth quarter operating expenses at approximately $75 million to $80 million.

Non-GAAP tax expense is expected to be approximately $0.7 million. We expect shares outstanding to be approximately 153 million for the quarter.

In closing, we expect to be profitable in 2020 on a non-GAAP basis and to exit the year with more than 700,000 subscribers. We expect operating income in the fourth quarter to be in a range of 15% to 17% of revenue attributable to gross margin expansion combined with lower operating expenses from our direct-to-consumer approach and increases in subscribers. We expect to exit the year with cash of approximately $225 million.

Thank you for taking the time to read GoPro’s Q3 Earnings Report.